Exhibit (10)-a

Execution Version

June 29, 2007

Stephen C.  McCluski
10 Grandhill Way
Pittsford, NY  14534

Dear Steve:

This letter (this “Agreement”) summarizes the terms and conditions of your transition from Senior Vice President and Chief Financial Officer to Senior Vice President - Corporate Strategy and your subsequent retirement from Bausch & Lomb Incorporated (“Bausch & Lomb” or “the Company”).

1.
Your responsibilities as Chief Financial Officer of Bausch & Lomb ceased effective March 19, 2007.  As of March 19, 2007, you became Senior Vice President - Corporate Strategy with responsibilities as outlined in Section 2 of this Agreement.

2.
From March 19, 2007 through June 30, 2007 (“Retirement Date”), you will be Senior Vice President - Corporate Strategy of Bausch & Lomb, providing input on strategic corporate issues and business development and such other services and assistance as the Company’s Chief Executive Officer may reasonably request.  Your work in this capacity will continue through the Retirement Date.  From March 19, 2007 to the Retirement Date (the “Transition Period”), the terms and conditions of your employment will continue, except as expressly modified by this Agreement.  You will not receive any increases or decreases in your current base salary of $415,200 during the Transition Period.  You will not earn or accrue vacation time after the Retirement Date.  You will receive a lump sum payment for unused vacation time at your current base salary in the first pay period after the Retirement Date.

3.	Your consulting obligations:

a.      You agree to serve in good faith as a consultant for Bausch & Lomb on an as-needed basis as determined by the Company’s Chief Executive Officer, and you agree to be available to Bausch & Lomb for such purpose during the period from the Retirement Date through the earliest of (i) January 4, 2008 or (ii) your death or physical or mental incapacity to provide services for more than 30 consecutive days (the “Consulting Period”).  You will provide bona fide services which will be of an advisory nature, primarily focusing on strategic corporate issues and business development and such other services and assistance as the Company’s Chief Executive Officer may reasonably request consistent with your prior duties as Senior Vice President - Corporate Strategy of Bausch & Lomb.  The time required for such services shall not be less than sixty-six and two-thirds of the time required in your position as Senior Vice President - Corporate Strategy of Bausch & Lomb.  Your obligation to travel in connection with your consulting services will be reasonable and you will be provided with reasonable notice before any such travel is required.

b.      During the Consulting Period, you will be entitled to a monthly consulting fee of $150,000, payable on or about the 20th day of each month during the Consulting Period, plus reimbursement for the reasonable and necessary expenses incurred in connection with the performance of consulting services under this Section 3 in accordance with the Company’s expense reimbursement policy (including presentment of appropriate documentation substantiating such expenses).

c.      You understand that with respect to the consulting fee described in paragraph (b) above, you are responsible for the full reporting and payment of local, state and federal taxes and statutory benefits, including Social Security (FICA), workers compensation, disability, and unemployment insurance.  No deductions, withholding, or additional payments for such purposes will be made by Bausch & Lomb.  You will indemnify and hold Bausch & Lomb harmless with regard to any failure of you to fulfill your obligations with regard to such taxes or statutory benefits.  You further understand and agree that the services rendered by you pursuant to this Section 3 will be those of an independent consultant and not of an agent or employee of Bausch & Lomb and that you will not be eligible to participate in or entitled to receive any employee benefits from Bausch & Lomb as a result of the services rendered pursuant to this Section 3 (other than the continued use of a company automobile), even if subsequently determined by any court, the Internal Revenue Service or any other governmental agency to be a common law employee of Bausch & Lomb; provided, however, that the foregoing shall not affect your right to retiree medical benefits in accordance with the provisions of Section 10 of this Agreement.

4.
During the 12 month period beginning the day after the end of the Consulting Period (such 12 month period shall be the “Severance Period”), subject to the terms and conditions hereof, Bausch & Lomb will pay (or, in the event of your death, your estate) you an amount equal to a pro-rata amount of your current base salary of $415,200 in cycled bi-weekly payments, less deductions required by law.  During the Severance Period, you will continue to receive benefits and perquisites in Section 9 as detailed below.  You expressly agree that, in view of the other compensation and benefits granted to you under this Agreement, your Severance Period will be the period determined pursuant to this paragraph, and you will not receive severance pay as described in Section 3 of the Corporate Officer Separation Plan.  In consideration of the benefits set forth in this Agreement, you hereby waive any claims to any entitlements you may have under the Corporate Officer Separation Plan and agree to accept the benefits provided in this Agreement in lieu of any entitlement to benefits you may have under the Corporate Officer Separation Plan.

5.
In 2008, but in no event later than January 18, 2008, Bausch & Lomb will make a lump sum severance payment to you (or, in the event of your death, your estate) which is in addition to the payments described in Section 4 and which is equal to 12 months of your current base salary of $415,200, less deductions required by law.

6.
a.      You will be eligible to receive a pro rata bonus under the Annual Incentive Compensation Plan (“AICP”) for the period worked in 2007 up to the Retirement Date.  The amount of the bonus, if any, will be based on performance against defined Company and business unit objectives and subject to final confirmation by the Compensation Committee of the Company’s performance at the level required to fund the bonus pool for 2007 pursuant to the AICP.  Any earned bonus for 2007 will be paid out in 2008 pursuant to the AICP.

b.      You will be eligible to receive your target bonus (75% of current base salary) under the AICP for 2008 subject to the Company’s performance at the level required to fund the bonus pool pursuant to the AICP; provided, however, that if a change in control occurs on or before the payment of such bonus, such bonus will be paid without regard to the Company’s performance.  Any bonus for 2008 will be paid out in 2009.  You hereby waive any claims to a bonus for any subsequent year under the AICP and agree to accept the arrangement set forth in this Agreement in lieu of any other entitlement you may have under the AICP.  Your participation in the AICP shall be governed at all times by the terms of the Bausch & Lomb AICP plan documents, except as expressly modified by this Agreement.

7.
You will not be eligible to receive an “LTI” award under the Long-Term Incentive Plan for 2006 or 2007.  You will not be eligible to vest or otherwise participate in any subsequent awards under the 2003 Long-Term Incentive Plan.  Your participation in the 2003 Long-Term Incentive Plan shall be governed at all times by the terms of the Bausch & Lomb LTI plan documents, except as expressly modified by this Agreement.

8.
Through the Retirement Date, you will be eligible to vest in stock options under the Company’s 2003 Long-Term Incentive Plan, provided that all other conditions to vesting of such options, as set forth in the stock option agreements covering such options, are satisfied.  The Compensation Committee will also accelerate the vesting date for one-third of the stock option granted to you January 31, 2005 (option for 10,333 remaining unvested shares) to the Retirement Date.  All other terms of such stock awards remain the same.  Following the Retirement Date, you will not be eligible for any other vesting in stock options or restricted stock.  A listing of your stock options is attached.  As a participant in the Company’s 1990 Stock Incentive Plan who is retiring from the Company, you will have three months from the Retirement Date to exercise vested incentive stock options and five years from the Retirement Date to exercise non-qualified stock options unless such incentive stock option or non-qualified stock option grant expires pursuant to its terms at an earlier date.  As a participant in the Bausch & Lomb 2003 Long-Term Incentive Plan who is retiring from the Company, you have until the earlier of three years from the Retirement Date or the expiration of the end of the stated term of the option to exercise non-qualified stock options granted under the Company’s 2003 Long-Term Incentive Plan.  Your participation in these plans shall be governed at all times by the terms of the Bausch & Lomb 1990 Stock Incentive Plan and the Bausch & Lomb 2003 Long-Term Incentive Plan documents, as applicable.  In the event that you are precluded from exercising and/or selling any of your vested stock options prior to the expiration dates of such stock options on account of any blackout period or the applicable Registration Statement on Form S-8 not being current or otherwise effective, the Company will treat you in the same manner as it treats other similarly situated executives of the Company.

9.	Officer perquisites will continue as follows:

a.      Financial Counseling.  Bausch & Lomb will provide you with $10,000 for financial planning expenses through December 31, 2007.  In addition, Bausch & Lomb will reimburse you for the reasonable legal expenses incurred in connection with the finalization of this Agreement.  In 2008, but in no event later than January 18, 2008, Bausch & Lomb will make a lump sum payment to you of $21,000 for additional financial planning expenses.  These payments are separate and apart from any indemnification payments to which you may be entitled.

b.      Automobile.  Bausch & Lomb will continue the lease on your current automobile through the Retirement Date.  As soon as practicable after the end of the Consulting Period but in no event later than January 15, 2008, you will receive a lump sum payment in lieu of continued automobile lease payments of $21,600, less appropriate taxes and withholdings.  The car must then be either returned to Bausch & Lomb or the Company will assign the car lease to you without further obligation by the Company.

10.
After the Retirement Date, you will be eligible to participate in the retiree medical program and the retiree life insurance program, and you will be eligible for COBRA coverage that allows you to continue your current dental insurance at the full premium rates for up to an additional 18 months.  There is no COBRA eligibility for life insurance.  Disability coverage ceases on the Retirement Date.  There are no conversion rights for long-term disability.  Upon your request, HR will provide you with more information.

11.
You are fully vested in the Bausch & Lomb Steady Growth Plan (“Steady Growth Plan”), Benefits Restoration Plan (“Restoration Plan”) and the Supplemental Executive Retirement Plan III (“SERP”).  Within three months of your Retirement Date, you will receive details on payout options under the Steady Growth Plan, the Restoration Plan, and SERP from our Corporate Benefits Department.  You will also vest fully in Company stock awarded to you under the Long-Term Equity Equivalent Accumulation Plan which vesting will be accelerated by the Committee to the Retirement Date, subject to execution of this Agreement.  Your participation in these Plans shall be governed at all times by the terms of the applicable Bausch & Lomb plan documents.

12.
On the Retirement Date, all contributions to the 401(k) plan relating to periods on or after the Retirement Date will cease.  You may leave your money in the Bausch & Lomb 401(k) Plan or elect a distribution at any time after the Retirement Date.  Contact Fidelity NetBenefits at www.401k.com or 1-800-835-5095 for account information or to make any future transactions.  Your participation in the 401(k) Plan shall be governed at all times by the terms of the Bausch & Lomb 401(k) Plan document.

13.
You will receive payment of your deferred compensation account per your previously filed elections in accordance with the Bausch & Lomb Executive Deferred Compensation Plan.  Your participation in this plan shall be governed at all times by the terms of the Bausch & Lomb Executive Deferred Compensation Plan document.  The investment mix can be changed at any time prior to payout by accessing the website at www.mydeferral.com.  You will continue to receive quarterly statements.  Please advise Corporate Compensation of any address changes.

14.
In consideration of the benefits to be provided to you in this Agreement and as part of your fiduciary obligations to Bausch & Lomb, you agree that through the end of the Severance Period and for a period of one year from the end of the Consulting Period, you will not, directly or indirectly, (a) compete with any business in which Bausch & Lomb or any of its affiliates is currently engaged or actively developing, (b) solicit or hire any employee of Bausch & Lomb or any of its affiliates to work for or on behalf of you or any business in which you serve as an employee, an officer, a director, an owner, a partner or a five percent (5%) or more shareholder, or (c) solicit any person who is a customer of a business conducted by Bausch & Lomb or any of its affiliates.  For purposes of this Agreement, the phrase “compete” shall include serving as an employee, an officer, a director, an owner, a partner, a consultant or a five percent (5%) or more shareholder of any such business or otherwise engaging in or assisting another to engage in any such business.  Without limiting the foregoing, Bausch & Lomb may consider, on an as requested basis, modifications to your restrictions on competition where management of Bausch & Lomb believes the competitive impact on Bausch & Lomb to be minimal or otherwise manageable.

15.
As a result of your employment and consultancy with Bausch & Lomb and as a result of your position as an officer of Bausch & Lomb, you are obviously privy to sensitive financial and strategic information, as well as trade secrets which are the confidential property of Bausch & Lomb, and other Company Information as defined below.  You affirm that, at such time as you become a former officer of Bausch & Lomb, you will continue to have a fiduciary obligation to maintain Company Information in confidence and not to disclose it to others.  You will have returned or will, as of the end of the Consulting Period, immediately return to Bausch & Lomb all Company Information that is capable of being returned, including client lists, files, software, records, computer access codes, and instruction manuals which you have in your possession, and you agree not to keep any copies of Company Information.  The term “Company Information” means: (i) confidential information, including information received from third parties under confidential conditions, and (ii) other technical, marketing, business, strategic or financial information, or information relating to personnel or former personnel of Bausch & Lomb, the use or disclosure of which might reasonably be construed to be contrary to the interest of Bausch & Lomb; provided, however, that the term “Company Information” shall not include any information (i) that is or became generally known or available to the public other than as a direct result of a breach of this Section by you or any action by you prior to the Retirement Date which would have been a breach of your obligations to Bausch & Lomb in effect at such time, (ii) that you are required to disclose in order to perform your duties hereunder, (iii) that you are required to disclose under a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power (provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information), or (iv) with respect to which disclosure is necessary in order to prosecute your rights hereunder or to defend yourself against any allegations.

16.
In addition to your consulting obligations under Section 3 of this Agreement, you agree to make yourself reasonably available to Bausch & Lomb (i) for consultation during the Severance Period relating to work matters and (ii) at all reasonable times to respond to requests by Bausch & Lomb for information concerning matters involving facts or events relating to Bausch & Lomb or any of its affiliates that may be within your knowledge, and to assist Bausch & Lomb and its affiliates as reasonably requested with respect to pending and future litigations, arbitrations, other dispute resolutions, internal investigations or reviews, or other similar matters.  Bausch & Lomb will reimburse you for your reasonable travel expenses and costs incurred as a result of your assistance under this Section.  As you know, the bylaws of Bausch & Lomb provide for your indemnification, to the fullest extent authorized or permitted by law, in the event there are claims against you arising out of your actions while an officer of Bausch & Lomb.  The bylaws also provide for the advancement of expenses incurred in defending any proceeding in advance of its final disposition.  This Agreement is not intended to modify or limit those rights in any manner.  In addition, the Company shall indemnify you for any claims arising out of your actions as a consultant during the Consulting Period to the same extent that the Company would indemnify a senior executive officer of the Company under the bylaws of Bausch & Lomb.  Such rights shall continue after your termination of employment and during the Consulting Period and at all times thereafter to the extent that any such claim or proceeding arises out of your actions while an officer of Bausch & Lomb and/or in your capacity as a consultant under this Agreement.  In addition, Bausch & Lomb will provide you with the same directors and officers insurance coverage that is provided to all senior executive officers of Bausch & Lomb from time to time while potential liability exists (but for no longer than six years following the end of the Consulting Period).

17.
By accepting the package set forth in this Agreement, and except as to the obligations of Bausch & Lomb set forth in this Agreement and under Bausch & Lomb benefit plans, you, for yourself and your heirs, administrators, representatives, and assigns (collectively, the “Releasors”) hereby release and discharge Bausch & Lomb, and its former and current affiliates, agents, directors and employees and their successors and assigns (collectively, the “Releasees”), from any and all claims, causes of action, liability, damages and/or losses of whatever kind or nature, in law or equity, known or unknown, which the Releasors ever had, now have, or may have in the future against the Releasees from the beginning of time through the date this Agreement is countersigned by you, arising directly or indirectly out of your employment by Bausch & Lomb or as a result of your separation from employment, including, but not limited to, any and all claims arising under any local, state or federal employment discrimination law, including but not limited to the Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the New York Human Rights Law.  However, nothing in this release will preclude you from filing a claim that challenges the validity of this release under the OWBPA.  In addition, as a condition to receiving the severance benefits detailed in this Agreement, you agree to execute the attached supplemental release (“Supplemental Release”), within 21 days after the end of the Consulting Period, thereby releasing all claims that may arise between the date this Agreement is countersigned by you and the end of the Consulting Period.  Should you fail to execute the Supplemental Release, Bausch & Lomb shall have the right to discontinue payments and benefits under Sections 4 and 5 and the remainder of this Agreement shall remain in full force and effect.

18.
You understand that you should consult with your attorney prior to the execution of this Agreement and have been given a reasonable opportunity to do so.  You acknowledge that you understand the contents of this Agreement and that this Agreement is entered into freely and voluntarily and that it is not predicated on or influenced by any representations of Bausch & Lomb or any of its employees.

19.	You acknowledge you have been afforded 21 days to review and consider this Agreement; and that such period was a reasonable period of time for you to do so.

20.
You understand that you may revoke this Agreement at any time within seven days of the execution hereof, and that this Agreement will not become effective or enforceable until the expiration of that period.

21.
You understand that nothing in this Agreement prevents you from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC.  However, you understand and agree that you are waiving any right to monetary or other individual relief as a result of any such EEOC proceedings or any subsequent legal action brought by the EEOC or anyone else on your behalf.

22.
Except as provided for in this Agreement, the compensation and benefits arrangements set forth in this Agreement supersede any other agreement between you and Bausch & Lomb, and are in lieu of any rights or claims that you may have with respect to severance or other benefits under the Corporate Officer Separation Plan, the Change in Control Employment Agreement dated as of March 1, 1994 between you and the Company, or any other form of remuneration from Bausch & Lomb and its affiliates, other than benefits under any tax-qualified employee pension benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended or as otherwise required by applicable law.

23.
Except as required by law or regulation, neither you nor Bausch & Lomb will disclose or discuss the terms of this Agreement; provided, that you may disclose such terms to your financial and legal advisors and your spouse, if applicable, and Bausch & Lomb may disclose such terms to selected employees, advisors and affiliates on a “need to know” basis, each of whom shall be instructed by you and Bausch & Lomb, as the case may be, to maintain the terms of this Agreement in strict confidence in accordance with the terms hereof.  Bausch & Lomb may also disclose the terms of this Agreement as required by applicable law or regulations.  You may also disclose the content of your non-compete commitment to prospective employers, as needed.  You may also disclose the terms of this Agreement to the extent necessary to prosecute your rights under this Agreement or to defend yourself against any allegations arising under this Agreement.

24.
By this Agreement, you are resigning from all positions and offices held by you in Bausch & Lomb’s subsidiaries and affiliates.  You agree that you will, when asked, execute such further instruments and documents as are necessary to effect this resignation as to all such Bausch & Lomb subsidiaries and affiliates.

25.
You represent and acknowledge that, in executing this Agreement, you have not relied upon any representation or statement made by Bausch & Lomb or not set forth herein.  This Agreement may not be amended, modified, terminated, or waived in any part, except by a written instrument signed by the parties.

26.	All payments made to you under this Agreement will be reduced by, or you will otherwise pay, all applicable income, employment and other taxes required to be withheld on such payments.

27.
The invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision of this Agreement.  The terms of this Agreement are severable.  If any paragraph, provision or part of this Agreement is found to be unenforceable by a tribunal of competent jurisdiction, that paragraph, provision or part shall be treated as if it were deleted and the remaining provisions shall remain in full force and effect.  The parties agree that in construing this provision, any tribunal of competent jurisdiction shall deem the unenforceable paragraph, provision or part deleted to the minimum extent possible, thereby saving to the greatest extent possible all paragraphs, provisions and parts or this Agreement.

28.
Nothing contained in this Agreement shall be construed in any way as an admission by you or Bausch & Lomb of any act, practice or policy of discrimination or breach of contract either in violation of applicable law or otherwise.  Nothing contained in this Agreement shall be construed as an admission by you that you have acted improperly or failed to perform your duties.

29.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof, to the extent not superseded by applicable federal law.  The parties hereto hereby agree that any dispute concerning formation, meaning, applicability or interpretation of this Agreement shall be submitted to the jurisdiction of the courts of the State of New York (including federal courts in the State of New York), and venued in Monroe County, New York, and further agree that no other state shall have jurisdiction over such matters.

30.
You acknowledge and agree that Bausch & Lomb’s remedy at law for any breach of your obligations under Sections 14, 15 and 23 of this Agreement would be inadequate and agree and consent that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this paragraph without the necessity of proof of actual damage or posting any bond.  With respect to any provision of Sections 14, 15 and 23 of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, you and Bausch & Lomb hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and you and Bausch & Lomb agree to abide by such court’s determination.

31.
This Agreement may not be assigned by either party, whether by operation of law or otherwise, except that any right, title or interest of the Company arising out of this Agreement may be assigned by the Company to any corporation or entity controlling, controlled by, or under common control with the Company.  This Agreement is binding upon and will inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.

32.
At the end of the Consulting Period, you will be under no obligation to seek other employment and there shall be no offset against any amounts due to you under this Agreement on account of any remuneration attributable to any subsequent employment that you may obtain.  In addition, Bausch & Lomb’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that Bausch & Lomb may have against you.

33.
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and the Company acknowledges and agrees that it will take a tax reporting position consistent with such intent.

If the terms and conditions are agreeable to you, please indicate your acceptance of the above in the space provided below and return the enclosed copy to me.

Sincerely,

/s/ David R. Nachbar
David R.  Nachbar

Agreed to this 29th day of June, 2007.

/s/ Stephen C. McCluski
Stephen C.  McCluski

Supplemental Release

I, Stephen C.  McCluski, in consideration of the payments and benefits set forth in the attached Agreement, do hereby agree as follows:

1.           By accepting the package set forth in the attached Agreement, and except as to the obligations of Bausch & Lomb set forth in the attached Agreement and under Bausch & Lomb benefit plans, I, for myself and my heirs, administrators, representatives, and assigns (collectively, the “Releasors”) hereby release and discharge Bausch & Lomb, and its former and current affiliates, agents, directors and employees and their successors and assigns (collectively, the “Releasees”), from any and all claims, causes of action, liability, damages and/or losses of whatever kind or nature, in law or equity, known or unknown, which the Releasors ever had, now have, or may have in the future against the Releasees from the beginning of time through the end of the Consulting Period, arising directly or indirectly out of my employment by Bausch & Lomb or as a result of my separation from employment, including, but not limited to, any and all claims arising under any local, state or federal employment discrimination law, including but not limited to the Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the New York Human Rights Law.  Further, I understand that nothing in this Supplemental Release shall preclude me from filing a claim that challenges the validity of this Supplemental Release under the OWBPA.

2.           I understand that I should consult with an attorney prior to the execution of this Supplemental Release and I have been given a reasonable opportunity to do so.  I acknowledge that I understand the contents of this Supplemental Release and that this Supplemental Release is entered into freely and voluntarily and that it is not predicated on or influenced by any representations of Bausch & Lomb or any of its employees not contained in the attached Agreement.

3.           I acknowledge that I fully understand and agree that this Supplemental Release may be pleaded by Bausch & Lomb and the other Releasees as a complete defense to any claim or entitlement to monetary or individual relief which may be asserted by me, or on my behalf, in any suit, claim, or proceeding against Bausch & Lomb, or the other Releasees, concerning any matter occurring up to and including the date of the execution of this Supplemental Release.

4.           I acknowledge that I have been afforded 21 days to review and consider this Supplemental Release, and that such period was a reasonable period of time for me to do so.

5.           I understand that I may revoke this Supplemental Release at any time within seven days of execution hereof, and that the Supplemental Release will not become effective, or enforceable until the expiration of that period.

6.           I understand that nothing in this Supplemental Release prevents me from filing a charge (including a challenge to the validity of this Supplemental Release) with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC.  However, I understand and agree that I am waiving any right to monetary or other individual relief as a result of any such EEOC proceedings or any subsequent legal action brought by the EEOC or anyone else on my behalf.

7.           All capitalized terms contained in this Supplemental Release shall, for the purposes hereof, have the same meaning ascribed to them in the attached Agreement.

/s/ Stephen C. McCluski________
Stephen C. McCluski